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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 10, 1998, except as to the computation of basic and diluted net loss per share described in Note 1, which is as of February 25, 1998, relating to the consolidated financial statements of DoubleClick Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the period from January 23, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the headings "Experts" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
New York, New York
November 30, 1998